Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Obtains $225 Million In Unsecured Private Placement Financing

MURFREESBORO, Tenn.--(January 15, 2015) -- National Health Investors, Inc. (NYSE:NHI) announced today it has issued $225 million in unsecured notes to Prudential Capital Group and its affiliates and has used the proceeds of the notes to reduce borrowings on NHI's unsecured bank credit facility with Wells Fargo Bank, National Association, as Administrative Agent (the "Credit Facility").
The notes consist of: Series A Notes in an aggregate amount of $125 million due January 13, 2023 with fixed annual interest of 3.99% payable quarterly with principal due at maturity; and Series B Notes in an aggregate amount of $100 million due January 13, 2027 with fixed annual interest of 4.51% payable quarterly with principal due at maturity. Terms and conditions of the new financing are similar to those under the Credit Facility with the exception of provisions regarding prepayment premiums.
About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities and specialty hospitals. For more information, visit www.nhireit.com.

About Prudential Capital Group
Prudential Capital Group has been a leading provider of private debt, mezzanine and equity securities to companies worldwide for more than 70 years. Managing a portfolio of $69.1 billion as of September 30, 2014, Prudential Capital offers senior debt and mezzanine capital, leveraged leases, credit tenant leases, and equipment finance to companies, worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Minneapolis, Newark, N.J., New York, Paris and San Francisco. For more information, please visit www.prudentialcapitalgroup.com.